FOR IMMEDIATE RELEASE		May 5, 2021
Media Contact: Analyst Contact:	Alan Bunnell (602) 250-3376 Stefanie Layton (602) 250-4541
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2021 FIRST-QUARTER EARNINGS

•    Quarterly results in line with company’s expectations
•    Customer growth at 2.1% for quarter as Arizona growth remains robust
•    Company well prepared to deliver reliable service through Arizona’s extreme summer temperatures
PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $35.6 million, or $0.32 per diluted share of common stock, for the quarter ended March 31, 2021. This result compares with $30.0 million, or $0.27 per diluted share, for the same period in 2020.

First-quarter 2021 results were positively impacted by weather, higher transmission revenues, and higher pension and other postretirement non-service credits. These factors offset a moderate increase in operations and maintenance expenses, due largely to higher planned plant outages to perform seasonal maintenance ahead of summer demand.

“We began 2021 on solid footing with first-quarter results in line with expectations and strong customer growth of 2.1% as families and businesses continue to choose to put down roots in Arizona,” said Pinnacle West Chairman, President and Chief Executive Officer Jeff Guldner. “With temperatures already heating up here, our employees are focused on critical preparations to deliver reliable, affordable power over our peak summer season – when customers need it most to cool their homes and businesses.”

Employees work year-round to prepare for summer demand
Key elements of the company’s summer readiness include resource planning, sufficient reserve margins, customer partnerships to manage peak demand, fire mitigation, and operational preparedness.

The company is projecting peak demand of 7,521 megawatts this year – lower than last summer’s record-breaking 7,660 megawatts, but 406 megawatts higher than 2019. This summer, the company’s diverse resource mix includes innovative demand response programs – including Peak Solutions for commercial and industrial customers and Cool Rewards for residential customers – that it can call upon to reduce load by up to about 127 megawatts, if needed. Customer demand response proved to be an effective tool for reducing system demand during 2020’s historic heat wave. Additionally, the company is in the process of procuring 450 megawatts of seasonal peaking capacity, including hydro power, to support summer preparedness.

Seasonal readiness procedures at the company’s power plants include walkdowns to ensure good material conditions and critical control system surveys – all while continuing to adhere to COVID-19 safety protocols. On the transmission and distribution side, preventative maintenance, fire mitigation patrols and summer-specific substation maintenance help support customer reliability through even the hottest days. The company also plans for the unexpected – conducting emergency operations drills and coordinating on fire and emergency management with federal, state and local agencies.

The company’s focus on summer readiness extends to its work to deliver an industry-leading customer experience. Customer touchpoints – including an interactive outage map and email and text alerts – are being enhanced ahead of Arizona’s monsoon season, which starts in mid-June. In conjunction with a shift to a 24/7 call center in August 2020, these upgrades will help keep customers better informed during any outages.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the company’s 2021 first-quarter results, as well as recent developments, at noon ET (9 a.m. Arizona time) today, May 5. A replay of the webcast can be accessed at pinnaclewest.com/presentations for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. ET, Wednesday, May 12, 2021, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering passcode 40595.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of approximately $20 billion, about 6,300 megawatts of generating capacity and slightly more than 6,000 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to more than 1.3 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on current expectations. These forward-looking statements are often identified by words such as "estimate," "predict," "may," "believe," "plan," "expect," "require," "intend," "assume," "project," "anticipate," "goal," "seek," "strategy," "likely," "should," "will," "could," and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•    the potential effects of the continued Coronavirus pandemic, including, but not limited to, demand for energy, economic growth, our employees and contractors, supply chain, expenses, capital markets, capital projects, operations and maintenance activities, uncollectable accounts, liquidity, cash flows or other unpredictable events;
•    our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;
•    variations in demand for electricity, including those due to weather, seasonality, the general economy or social conditions, customer and sales growth (or decline), the effects of energy conservation measures and distributed generation, and technological advancements;
•    power plant and transmission system performance and outages;
•    competition in retail and wholesale power markets;
•    regulatory and judicial decisions, developments and proceedings;
•    new legislation, ballot initiatives and regulation, including those relating to environmental requirements, regulatory and energy policy, nuclear plant operations and potential deregulation of retail electric markets;

•    fuel and water supply availability;
•    our ability to achieve timely and adequate rate recovery of our costs through our rates and adjustor recovery mechanisms, including returns on and of debt and equity capital investment;
•    our ability to meet renewable energy and energy efficiency mandates and recover related costs;
•    the ability of APS to achieve its clean energy goals (including a goal by 2050 of 100% clean, carbon-free electricity) and, if these goals are achieved, the impact of such achievement on APS, its customers, and its business, financial condition and results of operations;
•    risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;
•    current and future economic conditions in Arizona, including in real estate markets;
•    the direct or indirect effect on our facilities or business from cybersecurity threats or intrusions, data security breaches, terrorist attack, physical attack, severe storms, droughts, or other catastrophic events, such as fires, explosions, pandemic health events, or similar occurrences;
•    the development of new technologies which may affect electric sales or delivery;
•    the cost of debt and equity capital and the ability to access capital markets when required;
•    environmental, economic and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions;
•    volatile fuel and purchased power costs;
•    the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;
•    the liquidity of wholesale power markets and the use of derivative contracts in our business;
•    potential shortfalls in insurance coverage;
•    new accounting requirements or new interpretations of existing requirements;
•    generation, transmission and distribution facility and system conditions and operating costs;
•    the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;
•    the willingness or ability of our counterparties, power plant participants and power plant landowners to meet contractual or other obligations or extend the rights for continued power plant operations; and
•    restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED
	MARCH 31,
	2021	2020

Operating Revenues	$696,475	$661,930

Operating Expenses
Fuel and purchased power	198,227	188,521
Operations and maintenance	230,055	221,318
Depreciation and amortization	157,820	154,079
Taxes other than income taxes	59,483	56,768
Other expenses	3,356	822
Total	648,941	621,508

Operating Income	47,534	40,422

Other Income (Deductions)
Allowance for equity funds used during construction	9,207	7,697
Pension and other postretirement non-service credits - net	27,791	13,911
Other income	12,429	12,569
Other expense	(3,853)	(4,784)
Total	45,574	29,393

Interest Expense
Interest charges	61,938	59,234
Allowance for borrowed funds used during construction	(4,994)	(4,076)
Total	56,944	55,158

Income Before Income Taxes	36,164	14,657

Income Taxes	(4,350)	(20,209)

Net Income	40,514	34,866

Less: Net income attributable to noncontrolling interests	4,873	4,873

Net Income Attributable To Common Shareholders	$35,641	$29,993

Weighted-Average Common Shares Outstanding - Basic	112,829	112,594

Weighted-Average Common Shares Outstanding - Diluted	113,093	112,862

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$0.32	$0.27
Net income attributable to common shareholders - diluted	$0.32	$0.27